UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2023

OLD DOMINION ELECTRIC COOPERATIVE

(Exact name of Registrant as Specified in Its Charter)

Virginia	000-50039	23-7048405
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4201 Dominion Boulevard Glen Allen, Virginia		23060
(Address of Principal Executive Offices)		(Zip Code)

(804) 747-0592

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 7, 2023, we entered into the Second Amended and Restated Credit Agreement with the lenders party thereto, the issuers of letters of credit party thereto, and National Rural Utilities Cooperative Finance Corporation ("CFC"), as administrative agent and swingline lender. A copy of the credit agreement is attached hereto as Exhibit 10.1. The $400 million in aggregate commitments under the credit agreement mature on December 7, 2028, unless earlier terminated in accordance with the agreement. Borrowings under the credit agreement may be used for general corporate purposes not in contravention of applicable law.

Borrowings (other than swingline borrowings) under the credit agreement bear interest at the secured overnight financing rate (“SOFR”) that corresponds to the interest period plus 0.10% (referred to as “Adjusted Term SOFR”) plus a margin ranging from 1.00% to 1.50%, depending on our credit ratings. Borrowings not based on SOFR, bear interest at a "Base Rate" equal to the greatest of (1) the Prime Rate as published by the Wall Street Journal, (2) the Federal Funds Rate plus 0.50%, and (3) Adjusted Term SOFR for a one-month interest period plus 1.00%, plus in each case a margin ranging from 0.00% to 0.50%. Swingline loans bear interest at, at our election, (1) the CFC published line of credit rate, (2) the Base Rate, or (3) Adjusted Term SOFR for a one-month interest period, plus, in each case, the applicable margin. Additionally, we are also responsible for customary unused commitment fees, an administrative agent fee, an arranger fee, an upfront fee, and letter of credit fees.

The credit agreement contains customary conditions to borrowing or the issuance of a letter of credit, representations and warranties and covenants. The credit agreement obligates us to maintain a debt to capitalization ratio of no more than 0.85 to 1.00 and to maintain a margins for interest ratio of no less than 1.10 times interest charges (calculated in accordance with our secured indenture as currently in effect). Obligations under the credit agreement may be accelerated following, among other things, (1) the failure to pay outstanding principal when due or other amounts, including interest, within five days after the due date, (2) a material misrepresentation, (3) a cross-payment default or cross-acceleration under specified indebtedness, (4) failure by us to perform any obligation relating to the credit agreement following, in some cases, specified cure periods, (5) bankruptcy or insolvency events, (6) invalidity of the credit agreement and related loan documentation or our assertion of invalidity, and (7) a failure by our member distribution cooperatives to pay amounts in excess of an agreed threshold owing to us beyond a specified cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Mr. Micheal L. Hern will resign from his position as Senior Vice President and Chief Legal Officer effective December 31, 2023.

(c) On December 12, 2023, Mr. Christopher F. Cosby was appointed Senior Vice President and Chief Operating Officer, effective December 12, 2023. Mr. Cosby held the title of Senior Vice President of Power Supply from March 2, 2022 until December 11, 2023.

Item 8.01 Other Events

On December 12, 2023, Mr. John M. Robb, III was appointed Senior Vice President and Chief Legal Officer, effective January 1, 2024, to replace Mr. Micheal L. Hern.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The Exhibit listed below is being furnished with this Form 8-K.

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement dated as of December 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE
Registrant

Date: December 13, 2023	/s/ Bryan S. Rogers
Bryan S. Rogers
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)